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CAUTIONARY ANNOUNCEMENT

Shareholders are advised that the company has entered into negotiations, with a black empowerment consortium, Phikoloso Mining (Proprietary) Limited, which if successfully concluded may have a material effect on the price of the company's securities. Accordingly, shareholders are advised to exercise caution when dealing in the company's securities until a full announcement is made.

Issued on behalf of Randgold & Exploration by du Plessis Associates. dPA contact Kathy du Plessis on e-mail randgold@dpapr.com, Tel: +27(11) 728 4701 or cell:
+27(0)83 266 5847, website: www.randgold.co.za



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Kind regards
Kathy du Plessis
Randgold & Exploration Investor and Media Relations
Tel: +27-11-728-4701
Fax: +27-11-728-2547
Mobile: +27 (0) 83 266 5847
E-mail: randgold@dpapr.com
Postal address: PO Box 87386, Houghton, 2041, South Africa

DISCLAIMER: Statements made in this release with respect to Randgold & Exploration's current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold & Exploration. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold & Exploration cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold & Exploration assumes no obligation to update information in this release.